Exhibit 10.4

UNITED STATES OF AMERICA

BEFORE THE

BOARD OF GOVERNORS OF THE FEDERAL RESERVE SYSTEM

WASHINGTON, D.C.

In the Matter of U.S. BANCORP Minneapolis, Minnesota and USB AMERICAS HOLDINGS COMPANY Minneapolis, Minnesota

Docket  Nos.  18-005-B-HC

18-005- B-AC

18-005-CMP-B-HC

Order to Cease and Desist and Order of Assessment of a Civil Money Penalty Issued Upon Consent Pursuant to the Federal Deposit Insurance Act, as Amended

WHEREAS, U.S. Bancorp, Minneapolis, Minnesota (“USB”), a registered bank holding company, owns and controls U.S. Bank, N.A., Cincinnati, Ohio (“U.S. Bank N.A.”) and multiple nonbank subsidiaries;

WHEREAS, U.S. Bank N.A. has multiple subsidiaries, one of which, USB Americas Holdings Company, Minneapolis, Minnesota, (the “Agreement Corporation”), is an agreement corporation organized under section 25A of the Federal Reserve Act (12 U.S.C. § 611 et seq.);

WHEREAS, USB is a large, complex organization that has a number of separate business lines and legal entities, which operate in the United States and in foreign jurisdictions, that must comply with a wide range of applicable laws, rules, regulations, and standards;

WHEREAS, the Board of Governors of the Federal Reserve System (the “Board of Governors”) is the appropriate federal banking agency supervisor of USB and the Agreement Corporation;

WHEREAS, USB has adopted a firmwide compliance risk management program designed to identify and manage compliance risks across the consolidated organization related to compliance with all applicable laws, rules, and regulations;

WHEREAS, USB’s firmwide compliance risk management program includes an anti- money laundering (“AML”) program designed to identify and manage compliance risks related to the Bank Secrecy Act (the “BSA”) (31 U.S.C. § 5311 et seq.); the rules and regulations issued thereunder by the U.S. Department of Treasury (31 C.F.R. Chapter X); the AML regulations issued by the appropriate federal supervisors for USB, U.S. Bank N.A., the Agreement Corporation, and other subsidiaries of USB (collectively, the “BSA/AML Requirements”); and the sanctions regimes imposed under the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-06, and the Trading with the Enemy Act, 50 U.S.C. §§ 5 and 16, both of which are administered by OFAC (collectively, “OFAC Regulations”);

WHEREAS, USB lacked adequate risk management and compliance policies and procedures to ensure that activities conducted at U.S. Bank N.A. and the Agreement Corporation complied with applicable BSA/AML Requirements and OFAC Regulations and were timely reported in response to inquiries by the Federal Reserve Bank of Minneapolis (“Reserve Bank”);

WHEREAS, U.S. Bank N.A. consented in October 2015 to the issuance of a Consent Order by the Office of the Comptroller of the Currency (the “OCC”) designed to remedy deficiencies in U.S.Bank N.A.’s BSA/AML compliance program and has consented to the assessment of a civil money penalty (the “OCC Orders”);

WHEREAS, the Department of Justice (“DOJ”) has also been conducting an investigation concerning U.S. Bank N.A.’s compliance with BSA/AML Regulations and, in order to resolve the investigation, USB has agreed to enter into a settlement agreement with the DOJ;

WHEREAS, U.S. Bank N.A. has entered into a settlement agreement with the Financial Crimes Enforcement Network to address deficiencies in U.S. Bank N.A.’s BSA/AML compliance program and has agreed to the assessment of a civil money penalty;

WHEREAS, USB, the Agreement Corporation, the Board of Governors, and the Reserve Bank have the common goals that USB, on a firmwide basis, and the Agreement Corporation, operate in compliance with all applicable federal and state laws, rules, and regulations regarding the BSA/AML Requirements and OFAC Regulations, and that USB continues to implement an effective firmwide compliance risk management program that is commensurate with USB’s compliance risk profile;

WHEREAS, the Board of Governors is issuing this Consent Order to Cease and Desist and Assessment of a Civil Money Penalty (“Order”);

WHEREAS, pursuant to delegated authority, the undersigned signatories for USB and the Agreement Corporation are authorized to enter into this Order on behalf of USB and the Agreement Corporation, respectively, and consent to compliance with each and every provision of this Order, and to waive any and all rights that each may have pursuant to section 8 of the Federal Deposit Insurance Act, as amended (the “FDI Act”) (12 U.S.C. § 1818), including, but not limited to: (i) the issuance of a notice of charges on any matters set forth in this Order; (ii) a hearing for the purpose of taking evidence on any matters set forth in this Order; (iii) judicial review of this Order; and (iv) challenge or contest, in any manner, the basis, issuance, validity, terms, effectiveness, or enforceability of this Order or any provision hereof;

NOW, THEREFORE, it is hereby ordered that, before the filing of any notices, or taking of any testimony or adjudication of or finding on any issues of fact or law herein, and solely for the purpose of settling this matter without a formal proceeding being filed and without the necessity for protracted or extended hearings or testimony, pursuant to sections 8(b)(1) and (3) of the FDI Act (12 U.S.C. §§1818(b)(1) and 1818(b)(3)), USB and the Agreement Corporation shall cease and desist and take affirmative action as follows:

Source of Strength

1. The board of directors of USB shall take appropriate steps to fully utilize USB’s financial and managerial resources, pursuant to section 38A of the FDI Act (12 U.S.C. § 1831o-1) and section 225.4(a) of Regulation Y of the Board of Governors (12 C.F.R. § 225.4(a)), to serve as a source of strength to the bank, including, but not limited to, taking steps to ensure that U.S. Bank N.A. complies with any supervisory action taken by U.S. Bank N.A.’s federal or state regulators.

Board Oversight

2. Within 60 days of this Order, USB’s board of directors shall submit a written plan to strengthen board oversight of USB’s firmwide compliance risk management program with regard to compliance with the BSA/AML Requirements and the OFAC Regulations acceptable to the Reserve Bank. The plan shall describe the actions that the board of directors will take to improve USB’s compliance risk management with regard to the BSA/AML Requirements and the OFAC Regulations, including, but not limited to, measures to ensure that compliance risk is effectively managed across USB, including within and across business lines, support units, legal entities, and jurisdictions in which USB and its subsidiaries and affiliates operate. The plan shall, at a minimum, address, consider, and include:

(a) steps taken to date to meet the provisions of the OCC Orders and plans for continued program enhancements;

(b) steps taken to date to improve the BSA/AML and OFAC compliance programs within the Agreement Corporation and plans for continued program enhancements; and

(c) steps taken to improve the information and reports that are regularly reviewed by the board of directors, including compliance risk assessments, and the status and results of measures taken, or to be taken, by senior officers to remediate outstanding compliance issues and to comply with this Order and the OCC Orders.

Regulatory Communications

3. Within 30 days of this Order, USB shall submit written policies and procedures that govern, on a firmwide basis, the conduct of personnel in all bank supervisory and regulatory matters, including, but not limited to, interaction with and requests for information by examiners for the banking regulators, acceptable to the Reserve Bank. The policies and procedures shall, at a minimum, ensure that all personnel provide prompt, complete, and accurate information to examiners and provide for employee training that emphasizes the importance of full cooperation with banking regulators by all employees.

Customer Due Diligence

4. Within 60 days of this Order, the Agreement Corporation shall submit a written enhanced customer due diligence program acceptable to the Reserve Bank. At a minimum, the program shall include the steps the Agreement Corporation has taken, or will take, to improve:

(a) policies, procedures, and controls to ensure that the Agreement Corporation collects, analyzes, and retains complete and accurate customer information for all account holders, to include, but not limited to:

(i) documentation necessary to verify the identity and business activities of the customer; and

(ii) documentation necessary to understand the normal and expected transactions of the customer;

(b) a methodology for assigning risk ratings to account holders that considers factors such as type of customer, type of products and services, and geographic location;

(c) a risk-focused assessment of the Agreement Corporation’s customer base to:

(i) identify the categories of customers whose transactions and banking activities are routine and usual;

(ii) identify the categories of customers that pose a heightened risk of conducting potentially illicit activities at or through the Agreement Corporation or its subsidiaries; and

(iii) determine the appropriate level of enhanced due diligence necessary for those categories of customers that pose a heightened risk of conducting potentially illicit activities at or through the Agreement Corporation or its subsidiaries;

(d) procedures to ensure periodic risk-based reviews and evaluations are conducted and documented for all account holders; and

(e) measures to ensure that customer due diligence functions that are outsourced to third-parties, including, but not limited to, affiliates, are performed to meet regulatory requirements.

Assessment of Civil Money Penalty

5. (a) The Board of Governors hereby assesses USB a civil money penalty in the amount of $15 million; and

    (b) The civil money penalty shall be remitted at the time of the execution of this Order by Fedwire transfer of immediately available funds to the Federal Reserve Bank of Richmond, ABA No. 05 1000033, beneficiary, Board of Governors of the Federal Reserve System. The Federal Reserve Bank of Richmond, on behalf of the Board of Governors, shall distribute this sum to the U.S. Department of the Treasury, pursuant to section 8(i) of the FDI Act (12 U.S.C. § 1818(i)).

Approval, Implementation, and Progress Reports

6. (a) USB and the Agreement Corporation, as applicable, shall submit written plans, programs, policies, and procedures that are acceptable to the Reserve Bank within the applicable time periods set forth in paragraphs 2, 3, and 4 of this Order. Each plan, program, policy, or procedure shall contain a timeline for full implementation of the plan, program, policy, or procedure with specific deadlines for the completion of each component of the plan, program, policy, or procedure.

    (b) Within 10 days of approval by the Reserve Bank, USB and the Agreement Corporation, as applicable, shall adopt the approved plans, programs, policies, and procedures. Upon adoption, USB and the Agreement Corporation, as applicable, shall promptly implement the approved plans, programs, policies, and procedures, and thereafter fully comply with them.

    (c) During the term of this Order, the approved plans, programs, policies and procedures shall not be amended or rescinded without the prior written approval of the Reserve Bank.

7. Within 30 days after the end of each calendar quarter following the date of this Order, the boards of directors of USB and the Agreement Corporation, or an authorized committee thereof, shall submit to the Reserve Bank written progress reports detailing the form and manner of all actions taken to secure compliance with this Order, a timetable and schedule to implement specific remedial actions to be taken, and the results thereof. The Reserve Bank may, in writing, discontinue the requirement for progress reports or modify the reporting schedule.

Communications

8.	All communications regarding this Order shall be sent to:

(a)	Richard M. Ashton

Deputy General Counsel

Patrick M. Bryan

Assistant General Counsel

Board of Governors of the Federal Reserve System

20th & C Streets, N.W.

Washington, D.C. 20551

(b)	Diann G. Townsend

Vice President

Federal Reserve Bank of Minneapolis

90 Hennepin Avenue

Minneapolis, Minnesota 55401-1804

(c)	Andrew Cecere

President and

Chief Executive Officer

U.S. Bancorp

800 Nicollet Mall

Minneapolis, Minnesota 55402-7020

(d)	Craig E. Gifford

Executive Vice President

USB Americas Holdings Company

U.S. Bancorp Center

800 Nicollet Mall

Minneapolis, MN 55402-7020

Miscellaneous

9. Notwithstanding any provision of this Order to the contrary, the Reserve Bank may, in its sole discretion, grant written extensions of time to USB and the Agreement Corporation.

10. The provisions of this Order shall be binding upon USB and the Agreement Corporation and each of their institution-affiliated parties, in their capacities as such, and their successors and assigns.

11. Each provision of this Order shall remain effective and enforceable until stayed, modified, terminated, or suspended in writing by the Board of Governors.

12. Except as otherwise provided in this paragraph, the Board of Governors hereby agrees not to initiate any further enforcement actions, including for civil money penalties, against USB, and its affiliates, successors, and assigns, with respect to the conduct described in the WHEREAS clauses of this Order to the extent known by the Board of Governors as of the effective date of this Order. This release and discharge shall not preclude or affect (i) any right of the Board of Governors to determine and ensure compliance with this Order, (ii) any proceedings brought by the Board of Governors to enforce the terms of this Order, or (iii) any proceedings brought by the Board of Governors against individuals who are or were institution-affiliated parties of USB.

13. Except as provided in paragraph 12, the provisions of this Order shall not bar or otherwise prevent the Board of Governors, the Reserve Bank, or any federal or state agency from taking any other action affecting the USB or any of its current or former institution-affiliated parties and its successors and assigns.

14. Nothing in this Order, express or implied, shall give to any person or entity, other than the parties hereto and their successors hereunder, any legal or equitable right, remedy, or claim under this Order.

By order of the Board of Governors of the Federal Reserve System, effective this 14th day of February, 2018.

U.S. BANCORP		BOARD OF GOVERNORS OF THE FEDERAL RESERVE SYSTEM

By:	/s/ Andrew Cecere	By:	/s/ Ann E. Misback
	Andrew Cecere President and Chief Executive Officer		Ann E. Misback Secretary of the Board

USB AMERICAS HOLDINGS COMPANY

By:	/s/ Craig E. Gifford
Craig E. Gifford Executive Vice President